Exhibit 21.1

SMF ENERGY CORPORATION
SUBSIDIARIES

The following is a list of the subsidiaries of the Company and the jurisdictions under which each is organized.  The Company owns 100 percent of the voting securities of each such subsidiary.

Name of Subsidiary	Jurisdiction of Organization	Doing Business As
Streicher Realty, Inc.	Florida
SMF Services, Inc.	Delaware	Shank Services, Inc. Shank Services
H & W Petroleum Company, Inc.	Texas	H & W Logistics Services Harkrider Harkrider Distributing Harkrider Distributing Company